December 5, 2002


To:      The Board of Directors of
         LecStar Corporation



     This letter serves as my written notice to LecStar Corporation of my voluntary resignation as Director of the Company effective upon my delivery of this letter to the Company.


                                                        Sincerely,

                                                        /s/ W. Dale Smith
                                                      --------------------------
                                                        W. Dale Smith